DHI Group, Inc. Reports Third Quarter 2015 Results

•	Total revenues of $65.1 million, Adjusted EBITDA of $19.1 million and net income of $6.5 million or $0.12 per diluted share

•	Excluding Slashdot Media, total revenues of $61.6 million, Adjusted EBITDA of $18.8 million and net income of $6.4 million

•	Cash flow from operations of $12.4 million for Q3 2015 and $49.4 million for the first nine months, an increase of 4% year-over-year

•	Continued adoption of Open Web, with Dice’s Open Web customer count in the U.S. increasing 56% from year-end 2014 for annual customers and reaching more than 1,000 total customers

New York, New York, October 28, 2015 - DHI Group, Inc. (formerly known as Dice Holdings, Inc.) (NYSE: DHX) (the “Company”), a leading provider of data, insights and employment connections through our specialized services for professional communities including technology and security clearance, financial services, energy, healthcare and hospitality, today reported financial results for the quarter ended September 30, 2015.
“Our third quarter results reflect the progress we are making on our path of innovation, integration and evolution, and we are confident our approach is helping us expand our market opportunity and strengthen our vertical leadership positioning,” said Michael Durney, President and Chief Executive Officer. “As we continue to enhance our product portfolio, we are seeing increased engagement with our customers, who are looking to expand the ways in which they find and interact with professionals. With a great deal of the integration and positioning work related to our recent acquisitions now complete, we are better positioned than ever before to leverage capabilities across our business and drive growth long-term.”
Q3 2015 Product and Business Highlights
New and Emerging Products

•
Adoption of Open Web at Dice continues and the likely-to-switch feature launched in July, which gives customers the ability to narrow candidate searches based on the likelihood of candidates to change professional position, has generated positive initial feedback.

•	Value-add Sourcing Concierge and Branding Products growth provide an encouraging sign that the Company’s evolving product portfolio is beginning to gain greater traction.

•
Launched Spotlight in the Company’s Health eCareers service, a new employer branding product suite with rich content and unique features, such as employee-generated company reviews, that is seeing strong early customer demand.

Q3 2015 Financial Highlights
The following summarizes consolidated financial results for the quarters ended September 30, 2015 and 2014 ($ in millions, except per share data):

	Q3 2015	Q3 2014	YoY % Change
Revenues	$65.1	$67.6	(4)%	*
Operating income	$11.0	$13.4	(18)%
Income before income taxes	$10.1	$12.5	(19)%
Net income	$6.5	$9.5	(32)%
Diluted earnings per share	$0.12	$0.18	(33)%
Net cash provided by operating activities	$12.4	$14.3	(13)%

Adjusted Revenues	$65.1	$68.1	(4)%
Adjusted EBITDA	$19.1	$22.4	(15)%
Adjusted EBITDA margin	29.3%	32.9%	n.m.

Adjusted Revenues, excluding Slashdot Media	$61.6	$63.3	(3)%	*
Adjusted EBITDA, excluding Slashdot Media	$18.8	$21.0	(10)%
Adjusted EBITDA margin, excluding Slashdot Media	30.4%	33.1%	n.m.
* Excluding the negative impact of currency translation, revenues decreased 2%, and Adjusted Revenues, excluding Slashdot Media decreased 1%, year-over-year.

Q3 2015 Financial Highlights by Segment
“Our third quarter performance demonstrates the strength of our diversified business model. We delivered improved constant currency results in all of our core businesses with the exception of Energy, which continues to be negatively impacted by lower oil prices. At the same time, we generated solid free cash flow while continuing to invest in innovation for future growth, further reducing net debt and returning cash to shareholders. With a strong foundation now in place, we believe we are well positioned to drive improved financial performance beginning in 2016,” said John Roberts, Chief Financial Officer.

The following summarizes segment Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin results for the quarters ended September 30, 2015 and 2014 ($ in millions):

	Adjusted Revenues by Segment			Adjusted EBITDA by Segment
	Q3 2015	Q3 2014	YoY % Change	Q3 2015	Q3 2015 Margin	Q3 2014	Q3 2014 Margin
Tech & Clearance	$35.3	$34.0	4%	$16.2	46%	$15.8	46%
Finance	9.3	9.4	(2)%	2.3	25%	2.2	23%
Energy	4.7	8.2	(42)%	0.9	19%	4.0	49%
Healthcare	7.9	7.1	11%	1.2	15%	0.6	8%
Hospitality	3.9	3.8	2%	1.7	44%	1.6	42%
Before Corporate & Other	61.1	62.6	(2)%	22.4	37%	24.3	39%
Slashdot Media	3.5	4.8	(26)%	0.3	9%	1.4	29%
Corporate & Other	0.5	0.7	(29)%	(3.5)	n.m.	(3.3)	n.m.
Total Corporate & Other	4.0	5.5	(27)%	(3.2)	n.m.	(1.9)	n.m.
Total	$65.1	$68.1	(4)%	$19.1	29%	$22.4	33%

Q3 2015 Primary Drivers of YoY % Change

•	Adjusted Revenues growth in the Tech & Clearance segment was driven by growth of 23% at ClearanceJobs and 17% at Dice Europe.

•	Finance segment revenues increased 6% in constant currency, driven by increases of 10% in North America, 10% in the Asia Pacific region, 8% in the UK and 1% in Continental Europe.

•	The decline in Energy segment Adjusted Revenues reflects the negative impact on recruitment and advertising activity from the poor overall market in oil and gas.

•	Adjusted Revenues growth in the Healthcare segment primarily reflects an increase in usage of our services at Health eCareers driven by increased engagement with customers.

Supplemental Information

($ in millions)	September 30, 2015	December 31, 2014	September 30, 2014	YTD $ Change	YoY $ Change
Deferred revenue (excluding Slashdot Media)	$81.9	$85.0	$80.5	$(3.1)	$1.4
Slashdot Media deferred revenue (1)	1.2	1.4	1.4	(0.2)	(0.2)
Total deferred revenue	$83.1	$86.4	$81.9	$(3.3)	$1.2
Net debt	$67.7	$83.7	$86.1	$(16.0)	$(18.4)
(1) Slashdot Media deferred revenue is included in liabilities held for sale as of September 30, 2015 only.

Q3 2015 Primary Drivers of YoY % Change in Supplemental Items

•	The YTD decrease in deferred revenue (excluding Slashdot Media) primarily reflects decreases in the Energy segment, partially offset by increases in the Finance (10%) and Healthcare (12%) segments.

•
The YoY increase in deferred revenue (excluding Slashdot Media) primarily reflects increases in the Tech & Clearance (6%) and Finance (9%) segments, partially offset by a decrease in the Energy segment.

Stock Repurchase Program
During the third quarter of 2015, the Company purchased approximately 1.2 million shares of its common stock at an average cost of $7.78 per share for a total cost of approximately $9.3 million. At September 30, 2015, approximately $19.3 million remained authorized for repurchase under a $50 million plan that expires in December 2015.

Business Outlook
Given the planned divestiture of Slashdot Media and our reporting of such business, we believe that, in order to provide more meaningful estimates of our future financial performance, it is more appropriate to discuss our estimated future financial performance excluding Slashdot Media operations going forward.

Current Full-Year 2015 Business Outlook Excluding Slashdot Media
($ in millions, except diluted earnings per share)	Q4 2015	FY 2015
Revenues excluding Slashdot Media*	$61.5 - $62.5	$245.0 - $246.0
Estimated Contribution by Segment
Tech & Clearance	57%	56%
Finance	15%	15%
Energy	8%	8%
Healthcare	13%	13%
Hospitality	6%	7%
Corporate & Other	1%	1%
Adjusted EBITDA	$17.8 - $18.8	$72.5 - $73.5
Depreciation and amortization	$5.4	$22.9
Non-cash stock compensation expense	$2.5	$9.7
Interest expense, net	$0.8	$3.3
Income taxes	$3.6 - $4.0	$14.2 - $14.6
Net income	$5.5 - $6.1	$22.4 - $23.0
Diluted earnings per share	$0.11 - $0.12	$0.42 - $0.43
Diluted share count	52 million	53 million
* For the full-year 2015, the Company now estimates Slashdot Media will generate $14 - $15 million in revenues. For Q4 2015, Slashdot Media is expected to generate $3 - $4 million in revenues.

Estimated financial performance for 2015 reflects:

•	Investments in new growth initiatives;

•	Ongoing investments related to product development including Open Web;

•	Anticipated negative impact of currency fluctuations compared to 2014; and

•	Anticipated negative impact on the Company’s Energy segment from the significant decline in oil prices.

Conference Call Information
The Company will host a conference call to discuss third quarter results today at 8:30 a.m. Eastern Time.  Hosting the call will be Michael Durney, President and Chief Executive Officer, and John Roberts, Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 1-866-777-2509 or for international callers by dialing 1-412-317-5413. Please ask to be joined to the DHI Group, Inc. call. A replay will be available one hour after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers; the replay passcode is 10074148. The replay will be available until November 5, 2015.
The call will also be webcast live from the Company’s website at www.dhigroupinc.com under the Investor Relations section.

Investor Contact

Jennifer Milan
Director, Investor Relations
DHI Group, Inc.
212-448-4181
ir@dhigroupinc.com

Media Contact

Rachel Ceccarelli
Director, Corporate Communications
DHI Group, Inc.
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) (formerly known as Dice Holdings, Inc.) is a leading provider of data, insights and connections through our specialized services for professional communities including technology and security clearance, financial services, energy, healthcare and hospitality. Our mission is to empower professionals and organizations to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source and hire the most qualified professionals in select and highly-skilled occupations, while professionals use our websites and services to find the best employment opportunities in and the most timely news and information about their respective areas of expertise. For 25 years, we have built our company on providing employers and recruiters with efficient access to high-quality, unique professional communities, and offering the professionals in those communities access to highly-relevant career opportunities, news, tools and information. Today, we serve multiple markets located throughout North America, Europe, the Middle East and the Asia Pacific region.
Notes Regarding the Use of Non-GAAP Financial Measures
The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), Adjusted EBITDA excluding Slashdot Media, free cash flow, Adjusted Revenues, Adjusted Revenues excluding Slashdot Media, Net Income excluding Slashdot Media, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes. The Company has provided required reconciliations to the most comparable GAAP measures in the section entitled “Supplemental Information and Non-GAAP Reconciliations.”

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Excluding Slashdot Media
Adjusted EBITDA excluding Slashdot Media is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA excluding Slashdot Media as a measure of our financial performance going forward due to our plans to divest of Slashdot Media. Adjusted EBITDA excluding Slashdot Media, represents Adjusted EBITDA defined above, less Slashdot Media EBITDA.

Adjusted Revenues
Adjusted Revenues is a non-GAAP metric used by management to measure operating performance. Adjusted Revenues represents Revenues plus the add back of the fair value adjustment to deferred revenue related to purchase accounting of acquisitions. We consider Adjusted Revenues to be an important measure to evaluate the performance of our acquisitions.

Adjusted Revenues Excluding Slashdot Media
Adjusted Revenues excluding Slashdot Media is a non-GAAP metric used by management to measure operating performance. Adjusted Revenues excluding Slashdot Media represents Adjusted Revenues as defined above less Slashdot Media revenue. We consider Adjusted Revenues excluding Slashdot Media to be an important measure to evaluate our financial performance going forward due to our plans to divest of Slashdot Media.

Net Income Excluding Slashdot Media
Net Income excluding Slashdot Media is a non-GAAP metric used by management to measure operating performance. Net Income excluding Slashdot Media is defined as Net Income less Slashdot Media Net Income. We consider Net Income excluding Slashdot Media to be an important measure of our financial performance going forward due to our plans to divest of Slashdot Media.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.

Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents less total debt. Net Debt is defined as total debt less cash and cash equivalents. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contain forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investors page of our website at www.dhigroupinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (Dice Holdings, Inc. as of December 31, 2014), under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by applicable law.

DHI GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014

Revenues	$65,138	$67,615	$194,710	$194,849

Operating expenses:
Cost of revenues	9,765	9,418	29,255	27,803
Product development	7,938	6,487	22,082	19,254
Sales and marketing	19,779	20,746	60,984	60,032
General and administrative	10,958	10,760	34,059	32,131
Depreciation	2,364	2,930	6,821	8,647
Amortization of intangible assets	3,376	3,798	10,875	12,552
Change in acquisition related contingencies	—	44	—	134
Total operating expenses	54,180	54,183	164,076	160,553
Operating income	10,958	13,432	30,634	34,296
Interest expense	(831)	(927)	(2,472)	(2,875)
Other income (expense)	7	8	(2)	(129)
Income before income taxes	10,134	12,513	28,160	31,292
Income tax expense	3,623	3,020	10,879	10,196
Net income	$6,511	$9,493	$17,281	$21,096

Basic earnings per share	$0.13	$0.18	$0.33	$0.40
Diluted earnings per share	$0.12	$0.18	$0.33	$0.39

Weighted average basic shares outstanding	51,228	52,089	51,792	52,486
Weighted average diluted shares outstanding	52,230	54,106	53,056	54,545

DHI GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$6,511	$9,493	$17,281	$21,096
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,364	2,930	6,821	8,647
Amortization of intangible assets	3,376	3,798	10,875	12,552
Deferred income taxes	1,455	(1,632)	(373)	(4,317)
Amortization of deferred financing costs	104	93	313	278
Stock based compensation	2,410	1,739	7,490	5,886
Change in acquisition related contingencies	—	44	—	134
Change in accrual for unrecognized tax benefits	8	613	172	893
Changes in operating assets and liabilities:
Accounts receivable	(1,392)	(1,427)	3,437	(232)
Prepaid expenses and other assets	474	1,726	1,601	(446)
Accounts payable and accrued expenses	1,481	4,600	(2,332)	(16)
Income taxes receivable/payable	(280)	(4,879)	6,050	(956)
Deferred revenue	(4,165)	(3,347)	(2,132)	3,581
Other, net	34	528	166	544
Net cash flows from operating activities	12,380	14,279	49,369	47,644
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	—	(27,001)
Purchases of fixed assets	(1,782)	(1,838)	(6,710)	(6,784)
Net cash flows from investing activities	(1,782)	(1,838)	(6,710)	(33,785)
Cash flows from financing activities:
Payments on long-term debt	(7,625)	(9,625)	(28,875)	(23,875)
Proceeds from long-term debt	5,000	6,000	20,000	18,000
Payments under stock repurchase plan	(8,182)	(8,362)	(29,561)	(26,909)
Payment of acquisition related contingencies	—	—	(3,829)	(824)
Proceeds from stock option exercises	758	4,654	5,897	7,974
Purchase of treasury stock related to vested restricted stock	(119)	(112)	(1,665)	(1,223)
Excess tax benefit over book expense from stock based compensation	693	869	2,114	1,504
Net cash flows from financing activities	(9,475)	(6,576)	(35,919)	(25,353)
Effect of exchange rate changes	127	1,103	394	(839)
Net change in cash and cash equivalents for the period	1,250	6,968	7,134	(12,333)
Cash and cash equivalents, beginning of period	32,661	20,050	26,777	39,351
Cash and cash equivalents, end of period	$33,911	$27,018	$33,911	$27,018

DHI GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	September 30, 2015	December 31, 2014
Current assets
Cash and cash equivalents	$33,911	$26,777
Accounts receivable, net	40,567	49,048
Deferred income taxes—current	3,163	3,373
Income taxes receivable	1,068	3,973
Prepaid and other current assets	3,308	4,764
Assets held for sale	4,683	—
Total current assets	86,700	87,935
Fixed assets, net	15,495	16,066
Acquired intangible assets, net	68,675	81,345
Goodwill	235,445	239,256
Deferred financing costs, net	1,007	1,320
Deferred income taxes—non-current	344	399
Other assets	645	926
Total assets	$408,311	$427,247
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$23,042	$25,714
Deferred revenue	81,872	86,444
Current portion of acquisition related contingencies	—	3,883
Current portion of long-term debt	4,375	2,500
Deferred income taxes—current	—	3
Income taxes payable	4,319	1,205
Liabilities held for sale	2,379	—
Total current liabilities	115,987	119,749
Long-term debt	97,250	108,000
Deferred income taxes—non-current	14,703	15,478
Accrual for unrecognized tax benefits	3,564	3,392
Other long-term liabilities	2,985	2,830
Total liabilities	234,489	249,449
Total stockholders’ equity	173,822	177,798
Total liabilities and stockholders’ equity	$408,311	$427,247

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measures. Certain non-GAAP financial information and required reconciliations exclude Slashdot Media and are used as an important measure of our estimates of financial performance going forward. A statement of operations and statement of cash flows for the three and nine month periods ended September 30, 2015 and 2014 and a balance sheet as of September 30, 2015 and December 31, 2014 are provided elsewhere in this press release.

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Revenues by Segment (GAAP Revenue)
Tech & Clearance (1)	$35,326	$34,028	$103,330	$99,075
Finance	9,286	9,449	26,799	27,493
Energy	4,734	8,043	16,795	22,465
Healthcare	7,857	6,921	22,742	19,995
Hospitality	3,900	3,668	12,217	10,050
Corporate & Other (1)	4,035	5,506	12,827	15,771
	$65,138	$67,615	$194,710	$194,849

Add back fair value adjustment to deferred revenue
Tech & Clearance	$—	$—	$—	$262
Energy	—	160	—	617
Healthcare	—	153	—	839
Hospitality	—	164	—	1,027
	$—	$477	$—	$2,745
Adjusted Revenues by Segment
Tech & Clearance	$35,326	$34,028	$103,330	$99,337
Finance	9,286	9,449	26,799	27,493
Energy	4,734	8,203	16,795	23,082
Healthcare	7,857	7,074	22,742	20,834
Hospitality	3,900	3,832	12,217	11,077
Corporate & Other	4,035	5,506	12,827	15,771
	$65,138	$68,092	$194,710	$197,594

Dice Recruitment Package Customers
Beginning of period	7,750	8,000	7,800	8,100
End of period	7,700	8,000	7,700	8,000
Average for the period (2)	7,700	8,000	7,750	8,000

Dice Average Monthly Revenue per Recruitment Package Customer (3)	$1,101	$1,047	$1,087	$1,035

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$6,511	$9,493	$17,281	$21,096
Interest expense	831	927	2,472	2,875
Income tax expense	3,623	3,020	10,879	10,196
Depreciation	2,364	2,930	6,821	8,647
Amortization of intangible assets	3,376	3,798	10,875	12,552
Change in acquisition related contingencies	—	44	—	134
Non-cash stock compensation expense	2,410	1,739	7,490	5,886
Deferred revenue adjustment	—	477	—	2,745
Other	(7)	(8)	2	129
Adjusted EBITDA	$19,108	$22,420	$55,820	$64,260

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$12,380	$14,279	$49,369	$47,644
Interest expense	831	927	2,472	2,875
Amortization of deferred financing costs	(104)	(93)	(313)	(278)
Income tax expense	3,623	3,020	10,879	10,196
Deferred income taxes	(1,455)	1,632	373	4,317
Change in accrual for unrecognized tax benefits	(8)	(613)	(172)	(893)
Change in accounts receivable	1,392	1,427	(3,437)	232
Change in deferred revenue	4,165	3,347	2,132	(3,581)
Deferred revenue adjustment	—	477	—	2,745
Changes in working capital and other	(1,716)	(1,983)	(5,483)	1,003
Adjusted EBITDA	$19,108	$22,420	$55,820	$64,260

Adjusted EBITDA Margin (4)	29.3%	32.9%	28.7%	32.5%

Calculation of Free Cash Flow
Net cash provided by operating activities	$12,380	$14,279	$49,369	$47,644
Purchases of fixed assets	(1,782)	(1,838)	(6,710)	(6,784)
Free Cash Flow	$10,598	$12,441	$42,659	$40,860

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Adjusted Revenues	$65,138	$68,092	$194,710	$197,594
Less impact of Slashdot Media	3,506	4,751	11,173	13,509
Adjusted Revenues, excluding Slashdot Media	$61,632	$63,341	$183,537	$184,085

Net Income	$6,511	$9,493	$17,281	$21,096
Less impact of Slashdot Media	118	675	431	1,885
Net Income, excluding Slashdot Media	$6,393	$8,818	$16,850	$19,211

Adjusted EBITDA	$19,108	$22,420	$55,820	$64,260
Less impact of Slashdot Media	292	1,446	1,144	4,091
Adjusted EBITDA, excluding Slashdot Media	$18,766	$20,974	$54,676	$60,169

Adjusted EBITDA Margin, excluding Slashdot Media (5)	30.4%	33.1%	29.8%	32.7%

Segment Definitions:
Tech & Clearance: Dice, ClearanceJobs, Dice Europe (formerly known as The IT Job Board) and related career fairs
Finance: eFinancialCareers
Energy: Rigzone, OilCareers (from acquisition, March 2014 and integrated into the Rigzone platform in March 2015) and related career fairs
Healthcare: Health eCareers and BioSpace
Hospitality: Hcareers
Corporate & Other: Corporate related costs, Slashdot Media and WorkDigital

(1) The 2014 period reflects a reclassification of certain revenue from the Tech & Clearance segment to the Corporate & Other segment.
(2) Reflects the daily average of recruitment package customers during the period.
(3) Reflects the simple average of each period presented.
(4) Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues.
(5) Adjusted EBITDA margin, excluding Slashdot Media, is computed as Adjusted EBITDA, excluding Slashdot Media, divided by Adjusted Revenues, excluding Slashdot Media.